CHANGE IN CONTROL AGREEMENT

      This CHANGE IN CONTROL AGREEMENT (the "Agreement") is made on of this 6th day of February, 2006, effective as of the 3rd day of January, 2006, by and among UNION CENTER NATIONAL BANK, a bank chartered under the laws of Congress (the "Bank"), CENTER BANCORP INC., a New Jersey corporation that owns all of the capital stock of the Bank (the "Company") and CHARLES E. NUNN, JR. ("Employee").

                                   BACKGROUND:

      WHEREAS, Employee is currently employed as a Senior Vice President of the Bank and as a Vice President of the Company; and

      WHEREAS, the Boards of Directors of the Bank and the Company believe it is imperative that the Bank and the Company be able to rely upon Employee to continue in his position in the event that the Bank or the Company receives any proposal from a third person concerning a possible acquisition of the equity securities or assets of the Bank or the Company, and that the Bank and the Company be able to receive and rely upon Employee's advice, if they request it, as to the best interests of the Company, the Bank and their respective shareholders, without concern that Employee might be distracted by the personal uncertainties and risks created by such a proposal; and

      WHEREAS, to achieve that goal, and to retain Employee's services prior to any such activity, the Bank, the Company and Employee have agreed to enter into this Agreement to govern Employee's termination benefits in the event of a Change in Control Event (as defined below).

      NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1. Certain Definitions: As used in the Agreement, the following terms shall have the respective meanings set forth below:

            (a) "Cause" means (i) Employee's conviction of, guilty plea to, or confession of guilt of, any crime that constitutes a felony or criminal act involving moral turpitude, (ii) Employee's commission of a fraudulent, illegal, disloyal or dishonest act in respect of the Bank or the Company, (iii) termination of the Bank's business due to unprofitability, insolvency, bankruptcy or directive by governmental regulators, (iv) Employee's willful misconduct or gross negligence that reasonably could be expected to be materially injurious to the business, operations, or reputation of the Bank and/or the Company, (v) Employee's violation of a material nature of the Bank's or the Company's policies or procedures in effect from time to time; provided, however, to the extent such violation is subject to cure, such violation shall not constitute "Cause" unless Employee fails to cure such violation within 10 days after written notice thereof, (vi) Employee's material failure to perform Employee's duties as assigned to Employee by the Bank and/or the Company from time to time; provided, however, to the extent such failure is subject to cure, such failure shall not constitute "Cause" unless Employee fails to cure such failure within 10 days after written notice thereof, or (vii) Employee's death.

      Termination for "Cause" shall not be construed to include the takeover of the Bank or the Company, in either a hostile or voluntary manner, by another person, firm or corporation.

            (b) "Change in Control Event" means (i) the consummation of an acquisition by a third party of a majority of the voting capital stock of the Company or the Bank or substantially all of the assets of the Company or the Bank or (ii) a change in the composition of the Board of Directors of the Company (the "Board") such that the Continuing Directors (as hereinafter defined) no longer constitute a majority of the Board.

            (c) "Continuing Directors" shall mean (i) each current member of the Company's Board of Directors and (ii) each person who is hereinafter first nominated to such Board by unanimous vote of the persons who then constitute Continuing Directors.

            (d) "Good Reason" means the resignation by Employee within 180 days after the occurrence of a Change in Control Event.

            (e) "Release" means a general release agreement in a form acceptable to the Company and the Bank, which Release shall include, among other things, a general release of the Bank, the Company and related parties from all liability.

            (f) "Trigger Event" shall mean, the occurrence during the Term (as defined below) of either: (i) the termination of Employee's employment by the Bank and the Company (or their respective successors) upon, or within 12 months following, a Change in Control Event, other than a termination of Employee's employment by the Bank and the Company (or their respective successors) for Cause; or (ii) Employee's resignation for Good Reason, provided that Employee delivers written notice of Employee's resignation to the Bank and the Company (or their respective successors ) at least 30 days prior to the effective date of such resignation.

      2. Term of Agreement. Except as otherwise provided in the next sentence of this Section 2, the term of this Agreement shall be three (3) years, effective as of January 3, 2006 and terminating January 2, 2009 (the "Initial Term"). Notwithstanding the foregoing, this Agreement shall automatically be extended
(a) at the end of the Initial Term, for successive one year renewal terms unless, at least twelve-months prior to the commencement of any such renewal term, notice of termination of this Agreement is given by any party hereto to the other parties hereto and (b) if a Change in Control Event occurs at any time during the Initial Term or any such renewal term, for a period of one (1) year from the date of such Change in Control Event. The Initial Term, together with any renewal term, shall be referred to in this Agreement as the "Term."

      3. Trigger Event Payments and Benefits. Upon the occurrence of a Trigger Event (a) subject to Employee's execution, delivery and non-revocation of the Release, Employee shall be entitled to: (i) a lump sum payment equal to the product of (x) three (3) and (y) the sum of (1) Employee's annual base salary as in effect immediately prior to the Trigger Event, (2) the largest annual cash bonus received by Employee from the Bank and/or the Company in the 2 year period preceding the Trigger Event, (3) the amount recorded on Employee's W-2 (for the calendar year preceding the calendar year in which the Trigger Event occurs) that is attributable to fringe benefits provided to Employee by the Bank and/or the Company, (4) the annual premium of Employee's long-term care policy as in effect immediately preceding the Trigger Event (to the extent such amount is not recorded on Employee's W-2 as attributable to fringe benefits), and (5) the maximum matching contribution that could have been made under the Bank's 401(k) plan if Employee had remained employed by the Bank and the Company for an additional one (1) year following the Trigger Event (the "Trigger Event Payment"); and (ii) if Employee timely elects COBRA coverage and provided Employee continues to make contributions for such continuation coverage equal to Employee's contribution amount in effect immediately preceding the date of Employee's termination of employment, the Bank and/or the Company, as applicable, shall waive the remaining portion of Employee's healthcare continuation payments under COBRA for an eighteen (18)-month period following the Trigger Event; and (b) all stock options granted to Employee by the Company shall be exercisable in full, effective as of the date of the Trigger Event. Notwithstanding the foregoing, in the event that Employee becomes eligible to obtain alternate healthcare coverage from a new employer before the 18-month anniversary of the Trigger Event, the Bank's and/or the Company's obligation to waive the remaining portion of Employee's healthcare continuation coverage under COBRA shall cease. Employee understands and affirms that Employee is obligated to inform the Bank and the Company if Employee becomes eligible to obtain alternate healthcare coverage from a new employer before the 18-month anniversary of the Trigger Event. The Trigger Event Payment (less applicable withholdings and deductions) shall be paid to Employee in a lump sum on the next regular payroll date following the 8th day after Employee's execution and delivery of the Release; provided, however, that if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") concerning payments to "specified employees," the Trigger Event Payment shall be made on the first business day of the seventh month following the Trigger Event. Employee shall have no obligation to seek substitute employment or otherwise mitigate the Bank's and the Company's obligations to make the payments set forth in this Section 3.

      4. Taxes. In the event that either the Company's independent public accountants or the Internal Revenue Service determines that any payment, coverage or benefit provided to Employee is subject to the excise tax imposed by
Section 4999 (or any successor provision) of the Code ("Section 4999"), the Company and the Bank shall pay to Employee, on the later of the 30th day thereafter (or the first business day following such 30th day) or the date that the Trigger Event Payment is paid pursuant to Section 3 above, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by multiplying the rate of excise tax then imposed by Section 4999 by the amount of the "excess parachute payment" received by Employee (determined without regard to any payments made to Employee pursuant to this Section 4) and dividing the product so obtained by the amount obtained by subtracting the aggregate local, state and Federal income tax rate applicable to the receipt by Employee of the "excess parachute payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code, it being the intention of the parties hereto that Employee's net after tax position be identical to that which would have obtained had Sections 28OG and 4999 not been part of the Code.

      5. At Will Employment. This Agreement shall not affect any rights of the Bank, the Company or the Employee prior to a Change in Control Event or any of your rights granted in any other agreement, plan or arrangements, except that if Employee receive all payments under this Agreement, Employee shall not be entitled to receive any payments or benefits under any other severance arrangement (if any) with the Bank or the Company. The rights, duties and benefits provided under this Agreement only shall become effective upon a Change in Control Event. Nothing in this Agreement shall alter Employee's status as an "at-will" employee. If Employee's employment by the Bank and/or the Company is terminated for any reason prior to a Change in Control Event, this Agreement shall thereafter be of no further force and effect

      6. Headings. Headings used in this Agreement are for convenience of reference only and do not affect the meaning of any provision.

      7. Counterparts. This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

      8. Binding Agreement; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      9. Governing Law; Jurisdiction. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Any legal action, suit or other proceeding arising out of or in any way connected with this Agreement shall be brought in the courts of the State of New Jersey, or in the United States courts for the District of New Jersey. With respect to any such proceeding in any such court: (i) each party generally and unconditionally submits itself and its property to the exclusive jurisdiction of such court (and corresponding appellate courts therefrom), and (ii) each party waives, to the fullest extent permitted by law, any objection it has or hereafter may have the venue of such proceeding as well as any claim that it has or may have that such proceeding is in an inconvenient forum.

      10. Amendments. This Agreement may only be amended or otherwise modified, and the provisions hereof may only be waived, by a writing executed by the parties hereto.

      11. Entire Agreement. This Agreement shall constitute the entire agreement of the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings between them with respect to such matters. Without limitation, this Agreement supercedes and replaces the provisions set forth in the third and fourth paragraphs of the offer letter dated February 23, 2004 from the Bank to the Employee.

      12. Opportunity to Consult Counsel. Employee hereby acknowledges that he has read and fully understands this Agreement, that he has been advised that Lowenstein Sandler PC is counsel to the Bank and the Company and not to Employee, and that Employee has been advised to, and has had the opportunity to, consult with counsel and Employee's personal financial or tax advisor with respect to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                     UNION CENTER NATIONAL BANK


                                     By: /s/ John J. Davis
                                         ---------------------
                                          Name: John J. Davis
                                          Title:  President & Chief Executive
                                                  Officer
                                          Date:  February 6, 2006


                                     CENTER BANCORP INC.


                                     By: /s/ John J. Davis
                                         ---------------------
                                          Name: John J. Davis
                                          Title:  President  & Chief Executive
                                                  Officer
                                          Date:  February 6, 2006


WITNESS:                             EMPLOYEE:


/s/ Julie D'Aloia                    /s/ Charles E. Nunn Jr.
-------------------------------      -----------------------------------------
Name: Julie D'Aloia                  Name:  Charles E. Nunn, Jr.
Date: February 6, 2006               Date:  February 6, 2006